Exhibit for Kensington
to the
Management Portfolio Series Custody Agreement

Name of Mutual Fund Series and Fees

Kensington Managed Income Fund
Kensington Dynamic Growth Fund
Kensington Active Advantage Fund
Kensington Defender Fund

Custody Services Fee Schedule
U.S. Bank, N.A., as Custodian, will receive monthly compensation for services according to the terms of the following Schedule:

I. Market Value Fee Per Fund
Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio:

[ ]% ([ ] basis point) on the first $500 million
[ ]% ([ ] basis point) on the next $1 billion
[ ] ([ ] basis point) on the balance
Minimum annual fee per fund: $[ ]
Plus portfolio transaction fees

II. Portfolio Transaction Fees:
$[ ] per repurchase agreement transaction, reverse repurchase agreement, time deposit/CD or other non-depository transactions.

$[ ] book entry DTC transaction, Federal Reserve transaction, principal paydown
$[ ] per physical security transaction
$[ ] per option/future/swap contract written, exercised or expired
$[ ] per mutual fund trade
$[ ] per Fed wire or margin variation Fed wire
$[ ] per expense disbursement
$[ ] per segregated account per year

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
[ ] charge for the initial conversion free receipt.
Overdrafts – charged to the account at [ ] interest rate plus [ ]%, unless a line of credit is in place.

III. Miscellaneous Expenses
Including but not limited to expenses incurred in Treasury Management, negative interest charges, safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees and extra expenses based on complexity.

IV. Additional Services
Additional fees apply for global servicing. Fund of Fund expenses quoted separately.
*Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Adviser’s signature below is solely in acknowledgment of the above fee schedules.

Kensington Asset Management, LLC

By: /s/ William Bower
Name: William Bower
Title: Executive Director
Date: 05/22/2023